EXHIBIT 10.16

SECOND AMENDMENT

THIS SECOND AMENDMENT (the “Amendment”) is made and entered into as of August 11, 2005, by and between OR-5800 AND 6000 MEADOWS, L.L.C., a Delaware limited liability company (“Landlord”), and TUT SYSTEMS, INC., a Delaware corporation (“Tenant”).

RECITALS

A.	Landlord (as successor in interest to Kruse Way Office Associates Limited Partnership, an Oregon Limited Partnership) and Tenant (as successor by merger to VideoTele.com, Inc., an Oregon corporation) are parties to that certain lease dated April 28, 2000 (the “Original Lease”), as amended by a First Lease Amendment dated as of May 9, 2000 (the “First Amendment” and together with the Original Lease, the “Lease”). Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 22,450 rentable square feet (the “Premises”) described as Suite No. 200 on the second floor of the building commonly known as 6000 Meadows located at 6000 SW Meadows Road, Lake Owego, Oregon (the “Building”).

B.	The Lease by its terms shall expire on October 16, 2005 (“Prior Termination Date”), and the parties desire to extend the Term of the Lease, all on the following terms and conditions.

NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.	Extension. The term of the Lease is hereby extended for a period of 26 months and 15 days and shall expire on December 31, 2007 (“Extended Termination Date”), unless sooner terminated in accordance with the terms of the Lease. That portion of the term commencing the day immediately following the Prior Termination Date (“Extension Date”) and ending on the Extended Termination Date shall be referred to herein as the “Extended Term”.

2.	Basic Rent. As of the Extension Date, the schedule of Basic Rent payable with respect to the Premises during the Extended Term is the following:

Period	Annual Rate Per Square Foot	Monthly Basic Rent
10/17/2005 – 11/16/2006	$26.00	$48,641.67
11/17/2006 – 12/31/2007	$26.78	$50,100.92

All such Basic Rent shall be payable by Tenant in accordance with the terms of the Lease.

3.	Security Deposit.

3.01.	Subject to the terms of Section 7 of the Original Lease, effective as of the Extension Date, and provided that no Default (beyond any applicable notice and cure or grace period) is then existing under the Lease, as amended hereby, Tenant shall have the right to reduce the amount of the Security Deposit so that the new Security Deposit amount will be $50,000.00 as of the Extension Date. If Tenant is entitled to a reduction in the Security Deposit, Tenant shall provide Landlord with written notice requesting that the Security Deposit be reduced as provided above (the “Reduction Notice”). If Tenant provides Landlord with a Reduction Notice, and Tenant is entitled to reduce the Security Deposit as provided herein, Landlord shall refund the applicable portion of the Security Deposit to Tenant within 30 days after the later to occur of (a) Landlord’s receipt of the Reduction Notice, or (b) the date upon which Tenant is entitled to a reduction in the Security Deposit as provided above.

3.02.	The ultimate sentence of Section 1(m) of the Original Lease is hereby deleted in its entirety and shall be of no further force or effect.

4.	Operating Costs / Remeasurement of the Building.

4.01.	Remeasurement of Building. Landlord has remeasured the Building and as a result of the remeasurement, the “Rentable Square Feet in the Project” as defined in Section 1(o) of the Original Lease is deemed to be 110,189 square feet, effective as of the Extension Date.

4.02.	Tenant’s Percentage. For the period commencing with the Extension Date and ending on the Extended Termination Date, Tenant’s Percentage with respect to the Premises is deemed to be 20.3741%. For the period commencing on January 1, 2007 and ending on the Extended Termination Date, Tenant shall pay for Tenant’s Percentage of Operating Costs in accordance with the terms of the Lease, as amended hereby, provided, however, during such period, the Base Service Year for the computation of Tenant’s Percentage of Operating Costs is amended from 2000 to 2006. Nothing set forth in this Section 4.02 shall be deemed to modify Tenant’s obligations with regard to payment of Tenant’s Percentage of Operating Costs accruing for the period prior to the Extension Date.

5.	Improvements to Premises.

5.01.	Condition of Premises. Tenant is in possession of the Premises and accepts the same “as is” without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements, except as may be expressly provided otherwise in this Amendment.

5.02.	Responsibility for Improvements to Premises. Landlord shall perform improvements to the Premises in accordance with the Work Letter attached hereto as Exhibit A.

6.	Other Pertinent Provisions. Landlord and Tenant agree that, effective as of the date of this Amendment (unless different effective date(s) is/are specifically referenced in this Section), the Lease shall be amended in the following additional respects:

6.01.	Growth Acceleration Option.

A.	Tenant shall have the right (the “Growth Acceleration Option”) to accelerate the Extended Termination Date of the Lease, with respect to the entire Premises only, to the date (the “Growth Accelerated Termination Date”) immediately preceding the commencement date of the New Lease (defined below), if:

(1)	Tenant enters into a new lease (a) with Landlord or an affiliate of Landlord (promptly following Tenant’s written request, Landlord shall confirm whether a proposed landlord under a New Lease is an affiliate of Landlord), (b) for space in the Building or any other building owned by Landlord or an affiliate of Landlord located in the Portland, Oregon metropolitan area, which space has a rentable square footage of not less than 125% of the rentable square footage of the Premises (as determined as of the Growth Accelerated Termination Date), (c) for an initial term having (i) a commencement date (or, if the commencement date is not a fixed date, then a target commencement date) occurring not earlier than 2 months after the expiration of the 12 full calendar month of the Extended Term, and (ii) a duration of not less than 60 months (without any option on the part of Tenant to terminate such lease or reduce the square footage of such space during such initial term) (a “New Lease”);

(2)	Landlord receives written notice of acceleration (“Growth Acceleration Notice”) not earlier than the date on which negotiation of the New Lease is commenced and not later than the earlier of (a) 5 Business Days before the date of full execution and delivery of the New Lease, or (b) 60 days before the commencement date (or, if the commencement date is not a fixed date, then the target commencement date) of the New Lease;

(3)	as of the date Tenant provides Landlord with the Growth Acceleration Notice and as of the Growth Accelerated Termination Date: (a) Tenant is not in default (beyond any applicable notice and cure or grace period) under the Lease; (b) no part of the Premises is sublet for a term extending past the Growth Accelerated Termination Date; and (c) the Lease has not been assigned; and

(4)	as of the date Tenant provides Landlord with the Growth Acceleration Notice: (a) the party originally named as Landlord under the Lease, or an affiliate thereof, continues to own all of the landlord’s right, title and interest in and to the Lease; and (b) no Landlord’s Mortgage exists (except for any Landlord’s Mortgage that encumbers, in addition to the Building, any and all other building(s) containing space covered by the New Lease).

B.	If Tenant exercises its Growth Acceleration Option, then, simultaneously with delivery of the Growth Acceleration Notice, Tenant shall pay to Landlord, as a fee in connection with the acceleration of the Extended Termination Date and not as a penalty, an amount (the “Growth Acceleration Fee”) equal to the unamortized portion (as determined using an interest rate of 8% per annum) of any concessions, commissions, allowances or other expenses incurred by Landlord in connection with the space that is subject to acceleration hereunder. Tenant shall remain liable for all Base Rent, Additional Rent and other sums due under the Lease up to and including the Growth Accelerated Termination Date even though billings for such may occur subsequent to the Growth Accelerated Termination Date.

C.	As of the date Tenant provides Landlord with an Growth Acceleration Notice, any unexercised rights or options of Tenant to renew the term of the Lease or to expand the Premises (whether expansion options, rights of first or second refusal, rights of first or second offer, or other similar rights), and any outstanding tenant improvement allowance not claimed and properly utilized by Tenant in accordance with the Lease as of such date, shall immediately be deemed terminated and no longer available or of any further force or effect.

D.	Nothing in this Section 6.01 shall be deemed to create any obligation on the part of Landlord to (i) negotiate or enter into any New Lease, or (ii) refrain from transferring title to the Property, or from executing any Landlord’s Mortgage, in favor of any party on any terms acceptable to Landlord in its sole and absolute discretion.

6.02.	Acceleration Option.

A.	Tenant shall have the right to accelerate the Extended Termination Date (“Acceleration Option”) of the Lease, with respect to the entire Premises only, from January 16, 2008 to January 16, 2007 (the “Accelerated Termination Date”), if:

(1)	Tenant is not in default (beyond any applicable notice and cure or grace period) under the Lease at the date Tenant provides Landlord with an Acceleration Notice (hereinafter defined); and

(2)	no part of the Premises is sublet for a term extending past the Accelerated Termination Date; and

(3)	the Lease has not been assigned; and

(4)	Landlord receives notice of acceleration (“Acceleration Notice”) not later than July 16, 2006.

B.

If Tenant exercises its Acceleration Option, Tenant, simultaneously with delivery of the Acceleration Notice shall pay to Landlord the sum of (i) the unamortized portion of any concessions, commissions, allowances or other expenses incurred by Landlord in connection with this Amendment, plus (ii) 5 months’ Base Rent at the rate in effect for the 15th month of the Extended Term (collectively, the “Acceleration Fee”) as a fee in connection with the acceleration of the Extended Termination Date and not as a penalty, provided that the Acceleration Fee shall be increased by an amount equal to the unamortized portion of any concessions, commissions, allowances or other expenses incurred by Landlord in connection with any additional space leased by Tenant that is subject to acceleration hereunder plus 5 months’ Base Rent, at the then applicable rate, applicable to such additional space. As of the date hereof, the commission incurred by Landlord in connection with this Amendment is $65,471.68 and the concessions incurred by Landlord in connection with this Amendment are $12,591.00. Tenant shall remain liable for all Base Rent, Additional Rent and other sums due under the Lease up to and including the Accelerated Termination Date even though billings for such may occur subsequent to the Accelerated Termination Date. The “unamortized portion” of any of the foregoing shall be determined using an interest rate of 8% per annum.

C.	If Tenant, subsequent to providing Landlord with an Acceleration Notice, defaults (beyond any applicable notice and cure or grace period) in any of the provisions of the Lease (including, without limitation, a failure to pay any installment of the Acceleration Fee due hereunder), Landlord, at its option, may (i) declare Tenant’s exercise of the Acceleration Option to be null and void, and any Acceleration Fee paid to Landlord shall be returned to Tenant, after first applying such Acceleration Fee against any past due Rent under the Lease, or (ii) continue to honor Tenant’s exercise of its Acceleration Option, in which case, Tenant shall remain liable for the payment of the Acceleration Fee and for all Base Rent, Additional Rent and other sums due under the Lease up to and including the Accelerated Termination Date even though billings for such may occur subsequent to the Accelerated Termination Date.

D.	As of the date Tenant provides Landlord with an Acceleration Notice, any unexercised rights or options of Tenant to renew the term of the Lease or to expand the Premises (whether expansion options, rights of first or second refusal, rights of first or second offer, or other similar rights), and any outstanding tenant improvement allowance not claimed and properly utilized by Tenant in accordance with the Lease as of such date, shall immediately be deemed terminated and no longer available or of any further force or effect.

6.03.	Landlord’s Address for Notices. Landlord’s address for notices set forth in Section 1(e) of the Original Lease is hereby deleted in its entirety and replaced with the following:

“To Landlord:	With a copy to:

OR-5800 AND 6000 MEADOWS, L.L.C. c/o Equity Office One SW Columbia Street Suite 300 Portland, Oregon 97258 Attn: Property Manager”	Equity Office One Market, Spear Tower, Suite 600 San Francisco, California 94105 Attn: Seattle Regional Counsel

6.04.	Permitted Use. Notwithstanding anything to the contrary set forth in the Lease, in no event shall Tenant use or permit any other party to use the Premises or any portion thereof for Retail Securities Broker Dealer Activity. As used herein, an activity shall be deemed to be a “Retail Securities Broker Dealer Activity” if performance of such activity, together with one or more other activities, causes the party performing such activity to be considered a retail securities broker dealer. Tenant hereby represents and warrants that it is not a retail securities broker dealer.

6.05.	Waiver of Subrogation. Section 16(c) of the Original Lease is hereby deleted in its entirety and replaced with the following:

“Landlord and Tenant hereby waive and shall cause their respective insurance carriers to waive any and all rights of recovery, claims, actions or causes of action against the other for any loss or damage with respect to Tenant’s business and trade fixtures, equipment, movable partitions, furniture, merchandise and other personal property within the Premises, leasehold improvements, the Building, the Project, the Premises, or any contents thereof, including rights, claims, actions and causes of action based on negligence, which loss or damage is (or would have been, had the insurance required by this Lease been carried) covered by insurance. For the purposes of this waiver, any deductible with respect to a party’s insurance shall be deemed covered by and recoverable by such party under valid and collectable policies of insurance.”

6.06.	Insurance.

A.	Tenant’s Insurance. Section 18(a) of the Original Lease is hereby deleted in its entirety and replaced with the following:

“Tenant shall maintain the following insurance (“Tenant’s Insurance”): (a) Commercial General Liability Insurance applicable to the Premises and its appurtenances providing, on an occurrence basis, a minimum combined single limit of $2,000,000.00; (b) Property/Business Interruption Insurance written on an All Risk or Special Cause of Loss Form, including earthquake sprinkler leakage, at replacement cost value and with a replacement cost endorsement covering all of Tenant’s business and trade fixtures, equipment, movable partitions, furniture, merchandise and other personal property within the Premises (“Tenant’s Property”) and any leasehold improvements; (c) Workers’ Compensation Insurance in amounts required by Law; and (d) Employers Liability Coverage of at least $1,000,000.00 per occurrence.”

B.	Tenant’s Insurance Policy Requirements. Section 18(b) of the Original Lease is hereby deleted in its entirety and replaced with the following:

“Any company writing Tenant’s Insurance shall have an A.M. Best rating of not less than A-VIII. All Commercial General Liability insurance policies required of Tenant hereunder shall name Tenant as a named insured and the owners, managers and mortgage lenders of the Building, and their respective successors and assigns, as the interest of such designees shall appear, as additional insureds. All policies of Tenant’s Insurance shall contain endorsements that the insurer(s) shall give Landlord and its designees at least 30 days’ advance written notice of any cancellation, termination, material change or lapse of insurance. Tenant shall provide Landlord with a certificate of insurance evidencing Tenant’s Insurance prior to the earlier to occur of the Commencement Date or the date Tenant is provided with possession of the Premises, and thereafter as necessary to assure that Landlord always has current certificates evidencing Tenant’s Insurance.”

C	Landlord’s Insurance. Section 18(c) of the Original Lease is hereby deleted in its entirety and replaced with the following

“Landlord shall maintain the following insurance (“Landlord’s Insurance”), the premiums of which will be included in Operating Costs to the extent policies are applicable to the Building: (1) Commercial General Liability insurance applicable to the Property, Building and common areas providing, on an occurrence basis, a minimum combined single limit of at least $2,000,000.00; (2) All Risk Property Insurance on the Building at replacement cost value; (3) Worker’s Compensation insurance as required by the state in which the Building is located and in amounts as may be required by applicable statute; and (4) Employers Liability Coverage of at least $1,000,000.00 per occurrence.”

6.07.	Landlord’s Liability. Section 27 of the Original Lease is hereby deleted in its entirety and replaced with the following:

“NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS LEASE, THE LIABILITY OF LANDLORD (AND OF ANY SUCCESSOR LANDLORD) SHALL BE LIMITED TO THE INTEREST OF LANDLORD IN THE PROPERTY. TENANT SHALL LOOK SOLELY TO LANDLORD’S INTEREST IN THE PROPERTY FOR THE RECOVERY OF ANY JUDGMENT OR AWARD AGAINST LANDLORD OR ANY LANDLORD RELATED PARTY. NEITHER LANDLORD NOR ANY OF ITS TRUSTEES, MEMBERS, PRINCIPALS,

BENEFICIARIES, PARTNERS, OFFICERS, DIRECTORS, EMPLOYEES, MORTGAGEES, AND AGENTS (COLLECTIVELY, “LANDLORD RELATED PARTIES”) SHALL BE PERSONALLY LIABLE FOR ANY JUDGMENT OR DEFICIENCY, AND IN NO EVENT SHALL LANDLORD OR ANY LANDLORD RELATED PARTY BE LIABLE TO TENANT FOR ANY LOST PROFIT, DAMAGE TO OR LOSS OF BUSINESS OR ANY FORM OF SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGE.”

6.08.	Deleted Provision. The following provision of the Lease is hereby deleted in its entirety and shall be of no further force of effect: Section 1(j) of the Original Lease (Right to Extend).

7.	Miscellaneous.

7.01.	This Amendment and the attached exhibits, which are hereby incorporated into and made a part of this Amendment, set forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any Rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Amendment. Tenant agrees that neither Tenant nor its agents or any other parties acting on behalf of Tenant shall disclose any matters set forth in this Amendment or disseminate or distribute any information concerning the terms, details or conditions hereof to any person, firm or entity without obtaining the express written consent of Landlord.

7.02.	Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

7.03.	In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

7.04.	Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Tenant.

7.05.	The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

7.06.	Tenant hereby represents to Landlord that Tenant has dealt with no broker (other than Doug Bean & Associates) in connection with this Amendment. Tenant agrees to indemnify and hold Landlord, its members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents (collectively, the “Landlord Related Parties”) harmless from all claims of any other brokers claiming to have represented Tenant in connection with this Amendment. Landlord hereby represents to Tenant that Landlord has dealt with no broker in connection with this Amendment. Landlord agrees to indemnify and hold Tenant, its members, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents (collectively, the “Tenant Related Parties”) harmless from all claims of any brokers claiming to have represented Landlord in connection with this Amendment. Landlord agrees to pay a brokerage commission to Doug Bean & Associates in accordance with the terms of a separate written commission agreement to be entered into between Landlord and Doug Bean & Associates, provided that in no event shall Landlord be obligated to pay a commission to Doug Bean & Associates in connection with any extension of the term or in connection with any additional space that is leased by Tenant pursuant to the terms of the Lease, as amended hereby, except as may be specifically provided otherwise in such written agreement or future written agreement between Landlord and Doug Bean & Associates.

7.07.	Each signatory of this Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.

[SIGNATURES ARE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

LANDLORD: OR-5800 AND 6000 MEADOWS, L.L.C., a Delaware limited liability company

By:	Equity Office Management, L.L.C., a Delaware limited liability company, its non-member manager By: /s/ M. Patrick Callahan Name: M. Patrick Callahan Its: SVP—Seattle Region

TENANT: TUT SYSTEMS, INC., a Delaware corporation

By: Name: Title:	/s/ Randall K. Gausman Randall K. Gausman CFO

EXHIBIT A

WORK LETTER

This Exhibit (“Work Letter”) is attached to and made a part of the Second Amendment (the “Amendment”) by and between OR-5800 AND 6000 MEADOWS, L.L.C., a Delaware limited liability company (“Landlord”), and TUT SYSTEMS, INC., a Delaware corporation (“Tenant”), relating to space in the building commonly known as 6000 Meadows located at 6000 SW Meadows Road, Lake Owego, Oregon (the “Building”). Capitalized terms used but not otherwise defined herein shall have the meanings given in the Amendment.

As used in this Work Letter, the “Premises” shall be deemed to mean the Premises, as initially defined in the Amendment to which this Work Letter is attached.

1.	Landlord, at its sole cost and expense (subject to the terms and provisions of Section 2 below) shall perform improvements to the Premises in accordance with the following work list (the “Work List”) using Building standard methods, materials and finishes. The improvements to be performed in accordance with the Work List are hereinafter referred to as the “Landlord Work”. Landlord shall enter into a direct contract for the Landlord Work with a general contractor selected by Landlord. In addition, Landlord shall have the right to select and/or approve of any subcontractors used in connection with the Landlord Work.

WORK LIST

A.	Perform electrical work in the Premises described in Exhibit A-1 attached hereto; and
B.	Install a building standard re-lite in the office adjacent to the work room within the Premises.

2.	All other work and upgrades, subject to Landlord’s approval, shall be at Tenant’s sole cost and expense, plus any applicable state sales or use tax thereon, payable upon demand as Additional Rent. Tenant shall be responsible for any Tenant Delay in completion of the Premises resulting from any such other work and upgrades requested or performed by Tenant.

3.	Landlord’s supervision or performance of any work for or on behalf of Tenant shall not be deemed to be a representation by Landlord that such work complies with applicable insurance requirements, building codes, ordinances, laws or regulations or that the improvements constructed will be adequate for Tenant’s use.

4.	Tenant acknowledges that the Landlord Work may be performed by Landlord in the Premises during building service hours prior to or subsequent to the Extension Date. Landlord and Tenant agree to cooperate with each other in order to enable the Landlord Work to be performed in a timely manner and with as little inconvenience to the operation of Tenant’s business as is reasonably possible. Notwithstanding anything herein to the contrary, any delay in the completion of the Landlord Work or inconvenience suffered by Tenant during the performance of the Landlord Work shall not delay the Extension Date nor shall it subject Landlord to any liability for any loss or damage resulting therefrom or entitle Tenant to any credit, abatement or adjustment of Rent or other sums payable under the Lease.

5.	This Work Letter shall not be deemed applicable to any additional space added to the Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the original Premises or any additions to the Premises in the event of a renewal or extension of the original Term of the Lease, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement to the Lease.

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EXHIBIT A-1

DESCRIPTION OF ELECTRICAL WORK

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